DYNAMIC MATERIALS CORPORATION




                            ASSET PURCHASE AGREEMENT







                                      among



                         DYNAMIC MATERIALS CORPORATION,


                       PRECISION MACHINED PRODUCTS, INC.,


                               RICHARD B. BELLOWS


                                       AND


                               MICHELLE L. BELLOWS







                                      Dated

                               November 18, 1998

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                                TABLE OF CONTENTS

                                                                            PAGE

1.    Transfer of Assets, Payment, and Related Matters.........................1
      1.1    Transfer of Assets................................................1
      1.2    Retained Assets...................................................1
      1.3    Certain Assumption of Obligations and Liabilities.................2
      1.4    Consideration.....................................................2
      1.5    Allocation of Consideration.......................................4
      1.6    Sales and Use Taxes...............................................4
      1.7    Instruments of Conveyance, Transfer and Assumption................4
      1.8    Consents and Approvals............................................5

2.    Closing..................................................................6

3.    Representations and Warranties by Seller and Principals..................6
      3.1    Organization and Standing.........................................6
      3.2    Corporate Power; Authorization....................................6
      3.3    No Breach, Etc....................................................7
      3.4    Financial Statements..............................................7
      3.5    Title to Properties: Liens: Condition of Properties...............7
      3.6    Taxes.............................................................8
      3.7    No Liabilities....................................................8
      3.8    Litigation, Etc...................................................8
      3.9    Patents, Trade Names and Trademarks...............................9
      3.10   Compliance with Laws.............................................10
      3.11   Environmental Matters............................................10
      3.12   Governmental Permits.............................................11
      3.13   Disclosure of Material Information...............................11
      3.14   Insurance........................................................12
      3.15   Inventory........................................................13
      3.16   Major Customers..................................................13
      3.17   Existing Employment Contracts....................................13
      3.18   Employee Benefits................................................14
      3.19   Required Consents and Approvals..................................15
      3.20   Absence of Certain Changes.......................................15
      3.21   Product Warranty and Product Liability...........................17
      3.22   Controlling Stockholder List.....................................17
      3.23   Assets Necessary to Business.....................................17
      3.24   Contracts and Commitments........................................18

4.    Representations and Warranties of Purchaser.............................19
      4.1    Organization and Standing........................................19
      4.2    Corporate Power; Authorization...................................19

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      4.3    No Breach, Etc...................................................20

5.    Further Covenants of Seller and Principals..............................20
      5.1    Access to Information and Records................................20
      5.2    Conduct of Business Pending the Closing..........................20
      5.3    Change of Corporate Name.........................................22
      5.4    Consents.........................................................22
      5.5    Other Action.....................................................22
      5.6    Disclosure.......................................................22
      5.7    Non-Competition Agreements.......................................22

6.    Conditions Precedent to Purchaser's Obligations.........................22
      6.1    Representations and Warranties True on the Closing Date..........22
      6.2    Compliance with Agreement........................................23
      6.3    Finders Fees; Payments...........................................23
      6.4    Absence of Suit..................................................23
      6.5    Consents and Approvals...........................................23
      6.6    Due Diligence....................................................23
      6.7    Employees........................................................23

7.    Conditions Precedent to Seller's Obligations............................24
      7.1    Representations and Warranties True on the Closing Date..........24
      7.2    Compliance with Agreement........................................24
      7.3    Absence of Suit..................................................24

8.    Closing.................................................................24
      8.1    Time and Place...................................................24
      8.2    Actions at Closing...............................................24

9.    Post-Closing Matters....................................................26
      9.1    Use of Seller's Name.............................................26
      9.2    Sales Tax Matters................................................26
      9.3    Finders Fees; Payments...........................................26
      9.4    SEC Filings......................................................27
      9.5    Accounts Receivable..............................................27

10.   Indemnification.........................................................27
      10.1   Indemnification of Purchaser.....................................27
      10.2   Indemnification of Seller........................................28

11.   Indemnification Procedures..............................................28
      11.1   Notice...........................................................28
      11.2   Third Party Claims...............................................28
      11.3   Other Claims.....................................................29
      11.4   Calculation of Losses............................................29

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      11.5   Nonexclusivity of Indemnification Remedies.......................29
      11.6   Minimum Damages..................................................29

12.   Survival of Representations and Warranties..............................29

13.   Confidentiality Provisions..............................................30
      13.1   Obligation.......................................................30
      13.2   Exclusions.......................................................30
      13.3   Remedies.........................................................30

14.   Entire Agreement and Amendments; Section Headings.......................30

15.   Counterparts............................................................31

16.   Successors and Assigns..................................................31

17.   Applicable Law..........................................................31

18.   Expenses................................................................31

19.   Equitable Relief........................................................31

20.   "Knowledge" Definition..................................................31

21.   Further Assurances......................................................31

22.   Notices.................................................................32

23.   Severability and Waiver.................................................32

24.   Public Announcements....................................................32

25.   Third Party Beneficiaries...............................................33

26.   Pronouns................................................................33

27.   Attorneys' Fees.........................................................33


EXHIBITS
--------

Exhibit A            Assets

Exhibit B            Legal Description of Real Property

Exhibit C            Operating Lease

                                      -iii-

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Exhibit D            Option and Right of First Offer Agreement

Exhibit E            Stock Agreement

Exhibit F            Adjustment Statement

Exhibit G            July 31, 1998 Balance Sheet

Exhibit H            Bill of Sale and Assumption Agreement

Exhibit I            Disclosure Schedules

Exhibit J            Non-Competition Agreement

Exhibit K            Consulting Engagement and Proprietary Information Agreement
                     (Bellows)

Exhibit L            Opinion of Davis Graham & Stubbs LLP

Exhibit M            Proprietary Information Agreement

Exhibit N            Opinion of Dwyer, Huddleson & Ray, P.C.

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                            ASSET PURCHASE AGREEMENT


   This ASSET PURCHASE AGREEMENT ("AGREEMENT") is entered into as of the
                                                                         -----
day of November, 1998 (the "EFFECTIVE DATE") among Dynamic Materials Corporation, a Delaware corporation ("PURCHASER"), having a principal place of business at 551 Aspen Ridge Drive, Lafayette, CO 80026, Precision Machined Products, Inc., a Colorado corporation ("SELLER"), having a principal place of business at 1017 Smithfield Drive, Fort Collins, Colorado 80524 and Richard B. Bellows and Michelle L. Bellows (each a "PRINCIPAL"), having a principal place of business at 2112 Brookwood Drive, Fort Collins, Colorado 80525.


                                    RECITALS

   A. Seller owns a metal working business located at 1017 Smithfield Drive, Fort Collins, Colorado 80524 and owns certain tangible and intangible assets related to such business. That business, as Seller currently conducts it, is referred to as the "BUSINESS."

   B. Seller desires to sell such business and assets and Purchaser desires to purchase such business and assets.

   NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:


                                      TERMS

1.       TRANSFER OF ASSETS, PAYMENT, AND RELATED MATTERS.

   1.1 TRANSFER OF ASSETS. In consideration of the payment to Seller by Purchaser pursuant to Section 1.4 below, and subject to the terms and conditions of this Agreement, Seller hereby assigns, conveys, transfers and sells to Purchaser as of the closing provided for in Section 2 below (the "CLOSING"), all right, title and interest in and to all of the assets of Seller relating to the Business, including without limitation, those tangible, intangible and contract assets, rights and personal properties, all subject to Section 1.2 below, as more particularly described in Exhibit A attached hereto and incorporated herein by reference (collectively, the "ASSETS").

   1.2 RETAINED ASSETS. The foregoing notwithstanding, Seller shall retain and the Assets shall not include the following (collectively, the "RETAINED ASSETS"):

         a. Seller's corporate franchise, corporate record books containing minutes of meetings of the board of directors, stockholders, and such other records as have to do exclusively with Seller's organization or capitalization (provided, however, that Purchaser and its representatives shall have

                                       -1-

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access to such documents at reasonable times and on reasonable notice for the purpose of inspecting and making copies of them);

         b. real property consisting of land and buildings located in Larimer County, Colorado, with a street address of 1017 Smithfield Drive, Fort Collins, Colorado 80524, as is more particularly described in Exhibit B attached hereto and by this reference incorporated herein, at which the Business operates (collectively the "REAL PROPERTY") and which will be subject to an Operating Lease and an Option and Right of First Offer Agreement substantially in the form of Exhibits C and D hereto, respectively;

         c. any Materials of Environmental Concern (as defined in Section 3.11(b) hereof);

         d. any cash, cash equivalents, bank accounts and marketable securities; and

         e. Adjustments, dividends or refunds related to the cancellation of Seller's workers compensation insurance policy prior to closing and any insurance premium refunds.

   1.3 CERTAIN ASSUMPTION OF OBLIGATIONS AND LIABILITIES. Purchaser shall undertake, assume and agree to perform, pay or discharge all current liabilities associated with the Assets or the Business, including accrued vacation (the "ASSUMED CURRENT LIABILITIES"). Purchaser shall not undertake, assume or agree to perform, pay or discharge any other liabilities, obligations or the like of or related to Seller, except for the Assumed Current Liabilities. In addition, except for the Assumed Current Liabilities, Seller shall remain fully responsible for all liabilities or obligations arising from activities conducted on and all conditions (including, without limitation, any environmental contamination) of the site where the Assets are located, and all adjacent sites, including the Real Property, and for all activities conducted off the site which relate to the Assets or the operations in which the Assets were previously employed, but only to the extent such liabilities or obligations arise from activities or conditions taking place or existing prior to the Closing. Seller's responsibility (as described in the preceding sentence) shall include, without limitation, the responsibility to perform any and all response activities required under any federal, state, or local law, regulation or requirement relating to any environmental condition or circumstance, but only to the extent such activities are required due to environmental conditions or circumstances taking place or existing prior to the Closing.

   1.4   CONSIDERATION.

         a. Subject to the terms and conditions of this Agreement, as consideration for the Assets transferred to Purchaser hereunder, Purchaser shall pay to Seller at the Closing in the manner described below (the "PURCHASE PRICE"). The Purchase Price includes estimated values as follows: Assumed Current Liabilities of [$149,000]; Accounts Receivable of [$472,023]; and Inventory (as defined in Exhibit A) of [$273,853] which estimated values are derived from the July Balance Sheet (as defined in Subparagraph d(4) below), except for the Assumed Current Liabilities amount which represents Seller's current estimate.

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         b.   Purchaser shall pay the Purchase Price as follows:

              (1) At the Closing, the Purchaser shall deliver a cash payment of [Six Million Eight Hundred Thousand Dollars ($6,800,000)] (the "CASH DELIVERY"). The Cash Delivery is subject to adjustment as provided in Subparagraph c. below.

              (2) At the Closing, Purchaser shall deliver to Seller 40,000 shares of Purchaser's unregistered Common Stock, par value $.05 per share, which shall be issued pursuant to and subject to restrictions as set forth in the Stock Agreement attached hereto as Exhibit E (the "PURCHASE STOCK").

         c.   ADJUSTMENT PROCEDURE.

              (1) The Cash Delivery paid at the Closing shall be derived from the estimated values of the Inventory, Accounts Receivable and Assumed Current Liabilities. Within 30 days after the Closing, Seller shall deliver to Purchaser the Closing Balance Sheet. Seller shall determine the amounts of the difference between the July Balance Sheet and the Closing Balance Sheet with respect to the Inventory, Accounts Receivable and Assumed Current Liabilities, if any, and the resulting adjustment to be made to the Cash Delivery, and shall deliver a statement of that adjustment in substantially the form attached hereto as Exhibit F (the "ADJUSTMENT STATEMENT") within that 30 day period. Purchaser shall have 30 business days after it receives the Adjustment Statement to object to any calculation contained in the Adjustment Statement. If Purchaser does not make any objection within that period, the Adjustment Statement and Closing Balance Sheet shall be deemed final and conclusive with respect to the determination of any adjustment to be made to the Cash Delivery, and shall be binding on the parties to this Agreement.

              (2) If Purchaser objects to any calculation on the Adjustment Statement, the parties shall, within 10 business days, mutually determine the correct calculation. If the parties cannot resolve the objection within that time, they shall refer the dispute to the Independent Accountant (as defined below).

              (3) The Independent Accountant shall review the calculation to which Purchaser objected, and shall resolve all objections as soon as practicable, but no later than 10 business days after the Independent Accountant receives all information from Seller and Purchaser that the Independent Accountant may reasonably request regarding the objection. The Adjustment Statement as the Independent Accountant may modify or approve shall be deemed final and conclusive with respect to the determination of any adjustment to be made to the Purchase Price, and shall be binding on the parties to this Agreement. Seller and Purchaser shall each pay one-half of the Independent Accountant's fees and expenses in resolving any such objection.

              (4) ADJUSTMENT TO CASH DELIVERY. The amount of the cash component of the Purchase Price shall be based on the final determination of the Adjustment Statement, whether by Seller and Purchaser or the Independent Accountant. If that final amount is greater than the Cash Delivery that Purchaser made at the Closing, then Purchaser shall immediately deliver to Seller, in cash by wire transfer or certified funds, the additional amount of the Cash Delivery due to Seller and

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any interest accrued thereon from the date of the Closing. If that final amount is less than the Cash Delivery that Purchaser made at the Closing, then Seller shall pay to Purchaser in cash, by wire transfer or certified funds, the additional amount of the Cash Delivery due to Purchaser. Any adjusted amount required to be made under this Section 1.4(c) to the amount of Cash Delivery shall not accrue interest for the first sixty (60) days from the Closing, and thereafter interest shall accrue at a rate of eight percent (8%) per annum.

         d. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

              (1) "CLOSING BALANCE SHEET" means Seller's unaudited balance sheet dated as of the Closing Date.

              (2) "JULY BALANCE SHEET" means Seller's unaudited balance sheet dated as of July 31, 1998, attached hereto as Exhibit G. The July Balance Sheet shall serve as the Closing Balance Sheet for all purposes herein until such time as the Closing Balance is available, except with respect to Section 1.4(c) hereof.

              (3) "INDEPENDENT ACCOUNTANT" means an accounting firm mutually selected by Seller and Purchaser. If Seller and Purchaser are unable to agree on the Independent Accountant within 5 business days after Purchaser delivers to Seller any objection to the Adjustment statement within the time provided above, then the Independent Accountant shall be Arthur Andersen, LLP. If Seller objects to Arthur Andersen LLP as the Independent Accountant, Seller may choose and hire any other Big Five accounting firm, with which neither party has a relationship, at Seller's sole cost and expense, and such firm shall serve as the Independent Accountant in lieu of Arthur Andersen LLP.

   1.5 ALLOCATION OF CONSIDERATION. The allocation of consideration paid by Purchaser for the Assets shall be preliminarily allocated as determined by Purchaser as of Closing and approved by Seller, which approval shall not be unreasonably withheld or delayed. A final allocation shall be made within sixty
(60) days of the Closing and approved by Seller. Purchaser and Seller hereby affirm that they shall each adhere to any such allocation for the purposes of all tax returns filed by them subsequent to such date, including the determination by Seller of taxable gain or loss on the sale of the Assets and the determination by Purchaser of the tax basis of the Assets, for the purposes of all financial statements and in all other circumstances.

   1.6 SALES AND USE TAXES. Seller and Purchaser shall bear equal responsibility for and shall pay all sales, use and other transfer taxes (collectively, "TRANSFER TAXES") arising by reason of the transfer of the Assets according to the terms of this Agreement.

   1.7 INSTRUMENTS OF CONVEYANCE, TRANSFER AND ASSUMPTION. Seller agrees to deliver or cause to be delivered to Purchaser at the Closing full possession of all of the Assets at the place or places where the Assets are located as of the Effective Date, together with (i) a bill of sale attached as Exhibit H hereto (the "BILL OF SALE AND ASSUMPTION AGREEMENT"); (ii) such other instruments of conveyance and transfer as shall be effective to vest in Purchaser all right, title and interest in and to the Assets free and clear of all liens, charges, easements, mortgages, pledges, claims and other

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encumbrances in favor of any third party, except as disclosed in the Disclosure
Schedule (as defined below); and (iii) any and all tangible manifestations of the Assets including, without limitation, all notes, records, files, prints, drawings, schematics diagrams, specifications and tangible items of any sort in Seller's possession or under Seller's control relating to the Assets, and including original trademarks and related registrations, copyrights and related registrations, and certificates of letters patent, and applications and disclosures therefor, if any. Such delivery shall include all present versions and, to the extent in Seller's possession or control, predecessor versions.

   1.8 CONSENTS AND APPROVALS. Seller shall use its best efforts to obtain all consents (including, without limiting the generality of the foregoing, consents or approvals of any government or governmental agency) necessary to the assignment and transfer to Purchaser to effect the sale, delivery, transfer and conveyance of the Assets contemplated by Section 1.1. From time to time after the Closing, at Purchaser's request and without further consideration, Seller agrees to execute and deliver such other instruments of conveyance and transfer and take such other action as Purchaser reasonably may require more effectively to convey, transfer to and vest in Purchaser, and to put Purchaser in possession of, any property to be sold, conveyed, transferred and delivered hereunder. All consents, waivers or approvals required with respect to all of the Contracts or other rights as listed on Section 3.19 of the Disclosure Schedule have been obtained.

   1.9   EMPLOYEES.

         a. AFFECTED EMPLOYEES. "Affected Employees" shall mean employees of the Seller, if any, who are employed by Purchaser immediately after the Closing.

         b. RETAINED RESPONSIBILITIES. Seller agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs, and accrued vacation), under Seller's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the Seller, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Purchaser of any such employees after the Closing Date.

         c. PAYROLL TAX. Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Seller also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for salaries, wages and other compensation paid through the Closing Date. Except as set forth in this Agreement, Purchaser shall be responsible for all payroll and payroll tax obligations with respect to employment compensation accruing after the Closing Date for Affected Employees.

         d. TERMINATION BENEFITS. Purchaser shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after Closing, except for any accrued vacation. If any action on the part of Seller prior to the Closing, or if the sale to

                                       -5-

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Purchaser of the business and assets of Seller pursuant to this Agreement or the transactions contemplated hereby, or if any decision by Purchaser not to hire as an employee of Purchaser any employee of Seller, shall result in any liability or claim of liability for severance payments, termination benefits, accrued vacation pay or other compensation or benefits, or any liability, forfeiture, fine or other obligation by virtue of any state, federal or local
"plant-closing" or similar law, such liability or such other liability, forfeiture, fine or other obligation or claim of liability shall be the sole responsibility of Seller, and from and after the Closing Seller and Principals shall, jointly and severally, indemnify and hold harmless Purchaser for any losses resulting directly or indirectly therefrom.

2. CLOSING. The closing of the transactions provided for in Section 1 above shall take place at the offices of Dwyer, Huddleson & Ray, P.C., 215 West Oak Street, Tenth Floor, Fort Collins, Colorado, at 10:00 a.m., on December, 1998 (the "CLOSING DATE"), or such other place, time and date as the parties may agree, with such Closing being effective as of 11:59 p.m. on November 30, 1998.

3. REPRESENTATIONS AND WARRANTIES BY SELLER AND PRINCIPALS. Seller and Principals, jointly and severally, make the following representations and warranties to Purchaser, each of which is true and correct on the date hereof, shall remain true and correct up to and including the Closing Date, shall be unaffected by any investigation heretofore and hereafter made by Purchaser, or any knowledge of Purchaser, except as set forth in the appropriate sections of the Disclosure Schedule in Exhibit I attached hereto and incorporated by reference herein (the "DISCLOSURE SCHEDULE"), and shall survive the Closing of the transactions provided for herein.

   3.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite power under the Colorado Revised Statutes (the "CORPORATE LAW"), its Articles of Incorporation and Bylaws to own and operate its properties and assets, and to carry on its business as conducted and possesses all licenses, franchises, rights and privileges necessary for the conduct of its business. Seller is qualified to do business in all jurisdictions in which such qualification is required, except where the failure to qualify does not have a material adverse effect on Seller or the Business. Seller does not own any interest in any corporation, partnership or other entity.

   3.2 CORPORATE POWER; AUTHORIZATION. Seller has all requisite power and authority to enter into this Agreement and the Exhibits attached hereto, to sell and transfer the Assets, and to carry out and perform all of its obligations under the terms of this Agreement and the Exhibits. All action on the part of Seller and Seller's officers, directors, stockholders, assignees and other holders of voting control of or beneficial interests in the Seller that is necessary for the authorization, execution and delivery of this Agreement and the Exhibits by Seller and for the performance of Seller's obligations hereunder and thereunder for the sale and transfer of the Assets has been taken in accordance with the Colorado Revised Statutes, Seller's Articles of Incorporation and Bylaws. This Agreement and the Exhibits, when executed and delivered, shall constitute the legal and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

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   3.3   NO BREACH, ETC. The execution and delivery of this Agreement by Seller and Principals and all documents to be executed by Seller and Principals in connection with the transactions contemplated hereby do not, and the performance and consummation by Seller and Principals of the transactions contemplated by this Agreement and the Exhibits will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Seller's Articles of Incorporation and Bylaws or similar charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or any agreement, lease or other instrument, to which either Seller or either Principal is a party or to which either of them or the Assets are subject.

   3.4 FINANCIAL STATEMENTS. Seller has previously delivered to Purchaser unaudited balance sheets and statements of operations of Seller as of and for the fiscal years ended December 31, 1995, 1996 and 1997. Seller has also previously delivered unaudited balance sheets and statements of operations of Seller for the period ending July 31, 1998 (collectively, the "FINANCIAL STATEMENTS"). To the best of Seller's knowledge, all of the Financial Statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby and present fairly the financial condition of Seller at the dates of such statements and the results of its operations for the periods covered thereby.

   3.5   TITLE TO PROPERTIES: LIENS: CONDITION OF PROPERTIES.

         a. Seller has good and marketable title to all of the Assets. No default by Seller or either of the Principals exists under or with respect to any of such Assets and none of the Assets is subject to any mortgage, pledge, lien (statutory or otherwise), claims, license, option, lease and purchase agreement, assessment, easement, covenant, conditional sale agreement, security interest, encumbrance or charge of any nature whatsoever (collectively, the "LIENS"), except as set forth in Section 3.5(a) of the Disclosure Schedule. None of the Assets are subject to any restrictions with respect to the transferability thereof.

         b. As of the Closing Date, each item of machinery and equipment owned or leased by Seller and included in the Assets is in good working order and repair, subject to normal wear and tear, and all such buildings, machinery, and equipment have been well maintained and are in a condition suitable for Seller's operation of the Business. The Assets conform with all material applicable ordinances, regulations and zoning or other laws and do not encroach on the property of others.

         c. As of the date of this Agreement there is to Seller's knowledge no pending or threatened change in any such ordinance regulation or zoning or other law, and there is to Seller's knowledge no pending or threatened condemnation of any or all such buildings, machinery and equipment.

         d. Except as set forth in Section 3.5(d) of the Disclosure Schedule, the Assets shall include all rights, properties, interest in properties and assets necessary to permit Purchaser to conduct the Business after the Closing substantially as it has been conducted prior to the Closing.

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At the Closing, Purchaser will receive good and marketable title to all the
Assets free and clear of all Liens.

   3.6 TAXES. With respect to the Business and the Assets, Seller and each of the Principals have accurately prepared and timely filed all income tax returns and other tax returns or other reports which are required to be filed, and has paid, or made provision for the payment of, all federal, state and local taxes, including, but not limited to, income, property, franchise, excise, and sales and use taxes, which have or may have become due pursuant to said returns or reports or pursuant to any notice of deficiency or any assessment which has been received by it. Neither Seller nor either Principal is a party to any pending action or proceeding, nor, to the best knowledge of Seller, is any such action or proceeding threatened by any governmental authority for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and no claim for assessment or collection of taxes, interest, penalties, assessments or deficiencies has been asserted against Seller or either of the Principals with respect to the Business or the Assets.

   3.7 NO LIABILITIES. As of the date of this Agreement, Seller does not have any liabilities or obligations (absolute or contingent) of any nature, except as set forth in Section 3.7 of the Disclosure Schedule. There has not been any change in the nature of the Business, results of operations, prospects, financial condition, method of accounting or accounting practice or manner of conducting the Business, other than changes in the ordinary course of such business, which has had, or may reasonably be expected to have, a material adverse effect on the Assets or the Business, or the results of operations, prospects, financial condition or manner of operating the Assets or conducting the Business taken as a whole.

   3.8 LITIGATION, ETC. With respect to the Business and the Assets, no action, suit, proceeding or investigation of any nature, including any claims alleging infringement of the intellectual property rights of others, is pending or, to either Principals' or Seller's knowledge, threatened against Seller or either Principal, nor, to the best knowledge of Seller, is there any basis therefor. The foregoing includes, without limitation: any action, suit, proceeding or investigation, pending or threatened, which questions the validity of this Agreement or the Exhibits or the right of Seller or either Principal to enter into this Agreement or the Exhibits or to sell and transfer the Assets, or which might result, either individually or in the aggregate, in any material adverse change in the Assets, condition, affairs or prospects of the Business or of Seller or either Principal, financial or otherwise; any litigation pending or to Seller's knowledge threatened which might affect the ability of Purchaser to operate the Business or to use the Assets; and any litigation pending or, to Seller's or either Principal's knowledge, threatened against Seller or either Principal by reason of the past employment relationship of any employee, officer or consultant of Seller or either Principal, the activities of Seller or either Principal, or negotiations by Seller or either Principal with possible purchasers of, or investors in, Seller, all with respect to the Business or the Assets. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission agency, instrumentality or arbitrator or other similar ruling outstanding against Seller or either Principal affecting the Business or the Assets. No action, suit, proceeding or investigation is pending or threatened by Seller or either Principal affecting the Business or the Assets.

   3.9 PATENTS, TRADE NAMES AND TRADEMARKS. All patents, patent applications, registered copyrights, trade names, registered trademarks and trademark applications which are owned by or licensed to Seller and are associated with the Business or are included in the Assets are listed in Section 3.9 of the Disclosure Schedule, which section indicates with respect to each the nature of Seller's interest therein and the expiration date thereof or the date on which Seller's interest therein terminates. All such patents, patent applications, registered trademarks and trademark applications have been duly registered in, filed in or issued by the United States Patent and Trademark Office, and all such registered copyrights have been duly registered in, filed in or issued by the United States Copyright Office, or, in each case, the corresponding offices of other countries identified on Section 3.9 of the Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country. Except as set forth in Section 3.9 of the Disclosure Schedule, Seller's use of said patents, patent applications, registered copyrights, other copyrights, trade names, registered trademarks, trademark applications and other trademarks, and trade secrets (collectively, the "INTELLECTUAL PROPERTY") does not require the consent of any other person and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by Seller, free and clear of any licenses, charges, attachments, liens, encumbrances or adverse claims. Except as set forth in Section 3.9 of the Disclosure Schedule: (a) no other person has an interest in or right or license to use, or the right to license others to use, any of the Intellectual Property, (b) there are no asserted claims or demands of any other person pertaining thereto and no proceedings have been instituted, or are pending or, to the best knowledge of Seller and Principals, is threatened, which challenge Seller's rights in respect thereof,
(c) none of the Intellectual Property is subject to any outstanding order, decree, judgment or stipulation, or, to the best knowledge of Seller, is being infringed by others, (d) no claim has been made and no proceeding has been filed or, to the best knowledge of Seller and Principals, is threatened to be filed charging Seller with infringement of any adversely held patent, trade name, trademark or copyright, and (e) to the best knowledge of Seller and Principals, there does not exist (i) any unexpired patent with claims which are or would be infringed by products of Seller or by apparatus, methods or designs employed by Seller in manufacturing such products or (ii) any patent or application therefor or invention which would materially adversely affect Seller's ability to manufacture, use or sell any such product, apparatus, method or design. There are no royalties, fees or other payments payable by Seller to any person by reason of the ownership, use, license, sale or disposition of any instrument or agreement governing any of the Intellectual Property.

   3.10 COMPLIANCE WITH LAWS. Seller is not in violation of any laws and regulations which apply to the conduct of the Business, including, without limitation, laws and regulations relating to employment, occupational safety and environmental matters that would have a material adverse affect on the Business or the Assets. Seller has not received notice of, and to Seller's knowledge, there has never been, any citation, fine or penalty imposed upon or asserted against Seller under any federal, state or local law or regulation relating to employment, occupational safety, zoning or environmental matters relating to the Business or the Assets.

   3.11  ENVIRONMENTAL MATTERS.

         a. To the best knowledge of Seller and Principals, Seller has materially complied with, and is in material compliance with, all applicable Environmental Laws (as defined below). To the best knowledge of Seller and Principals, Seller possesses, and has provided to Purchaser true and accurate copies of, all permits, approvals, registrations, licenses or other authorizations required by any governmental authority pursuant to any Environmental Law applicable to the Business or the Assets, the absence of which would have a material adverse effect on the Business or the Assets. There is no pending or, to Seller's knowledge, threatened civil or criminal litigation, written notice of violation, formal administration proceeding, or investigation, inquiry or information request by any governmental authority, relating to any Environmental Law to which Seller is a party or to Seller's knowledge is threatened to be made a party. For purposes of this Agreement, "ENVIRONMENTAL LAW" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and solid contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used herein, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

         b. Except as set forth in Section 3.11(b) of the Disclosure Schedule, since the date on which Seller began operating the Business, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility presently or formerly owned, operated or controlled by Seller, which at the time of such release was occupied by the Seller or the Business. Except as set forth in Section 3.11(b) of the Disclosure Schedule, to Seller's knowledge, prior to the date on which Seller began operating the Business, there have been no such releases of any Materials of Environmental Concern. With respect to any releases of Materials of Environmental Concern, Seller has given all required notices to government authorities, copies of which have been provided to Purchaser. Seller is not aware of any releases into the environment of Materials of Environmental Concern at parcels of real property or facilities presently or formerly owned, operated or controlled by Seller, which at the time of such release was occupied by the Seller or the Business, that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by Seller. For purposes of this Agreement, "MATERIALS OF ENVIRONMENTAL CONCERN" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under Federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products.

         c. Set forth in Section 3.11(c) of the Disclosure Schedule is a list of all environmental reports, investigations and audits in the possession of Seller with respect to the operations of, or real property owned or leased by Seller (whether conducted by or on behalf of Seller or a third party and whether done at the initiative of Seller or directed by a governmental authority or other third party).

Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to Purchaser.

         d. Seller is not aware of any material environmental liability arising out of the utilization by Seller of any solid and hazardous waste transporter or treatment, storage and disposal facility.

   3.12 GOVERNMENTAL PERMITS. Seller owns, holds or possesses all federal, state or local governmental permits, certificates, licenses, franchises, privileges, immunities, approvals and other authorizations which are necessary to entitle it to own or lease, operate and use the Assets and to carry on and conduct the Business (herein collectively called "GOVERNMENTAL PERMITS"), except for such Governmental Permits that can now or hereafter be obtained without delay and at nominal cost and as to which the failure to so own, hold or possess would not have a material adverse effect on the Assets or the Business. In connection with the Assets and the Business, Seller has fulfilled and performed its obligations under each of the Governmental Permits owned, held or possessed by it, and no event has occurred or exists which constitutes a breach or default under any such Governmental Permit or which permits, or after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit or which may adversely affect in any material respect the rights of Seller thereunder.

   3.13 DISCLOSURE OF MATERIAL INFORMATION. With respect to the Business and the Assets, neither this Agreement nor any Exhibit or Schedule hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading. No representation or warranty by Seller or either Principal in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller or either Principal pursuant to this Agreement, nor any document or certificate delivered to Purchaser pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Seller or either Principal shall be deemed representations and warranties by the Seller and Principals. Except for factors generally applicable to Seller's industry and the international economy and business environment, there is no fact known to Seller or either Principal which materially adversely affects or may in the future materially adversely affect the operations, properties or condition (financial or otherwise) of the Business or the Assets.

   3.14 INSURANCE. Set forth in Section 3.14 of the Disclosure Schedule is a complete and accurate list and summary description of all policies of fire, casualty, general liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Seller, true and correct copies of which have heretofore been delivered to Purchaser. Section 3.14 of the Disclosure Schedule includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $50,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Seller, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Section 3.14 of the Disclosure Schedule indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75 % or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and Seller has no knowledge of any act or omission of Seller which could result in cancellation of any such policy prior to its scheduled expiration date (except any cancellations resulting from the consummation of the transactions contemplated by this Agreement). Seller has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Seller duly and timely made all claims that, to Seller's knowledge, it has been entitled to make under each policy of insurance. Since Seller's inception, all products liability and general liability policies maintained by or for the benefit of Seller have been "occurrence" policies and not "claims made" policies. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Seller does not have knowledge of any basis for denial of any claim under any such policy. Seller has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Seller with all requirements of law and with requirements of all contracts to which Seller is a party.

   3.15 INVENTORY. All inventories of raw materials, work-in-process, tooling and finished goods (including all such in transit) of Seller, together with all related packaging materials, reflected on Seller's Closing Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business, have commercial values at least equal to the value shown on the Closing Balance Sheet and is valued in accordance with Seller's current valuation procedure which Seller believes complies with generally accepted accounting principles. All Inventory purchased since the date of the July Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Section 3.15 of the Disclosure Schedule, all Inventory is located on premises owned or leased by Seller as reflected in this Agreement. All work-in-process contained in Inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of Seller with no recent history of credit problems with respect to Seller; neither Seller nor any such customer is in material breach of the terms of any obligation to the other, and no valid grounds exist for any consideration or set-off of amounts billable to such customers upon the completion of orders to which work-in-process relates. All work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified, and will require no material rework with respect to work performed prior to Closing. Purchaser shall be responsible for all rework on finished products shipped prior to Closing, provided that such rework is not unusual for the Seller's Business.

   3.16 MAJOR CUSTOMERS. Section 3.16 of the Disclosure Schedule contains a list of the five (5) largest customers of Seller for the most recent fiscal year (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. Except as set forth in Section 3.16 of the Disclosure Schedule, Seller does not have any knowledge or information of any facts indicating, nor any other reason to believe specific to any particular customer, that any of the customers listed in Section 3.16 of the Disclosure Schedule will not continue to be customers of Purchaser after the Closing at substantially the same level of purchases as heretofore.

   3.17 EXISTING EMPLOYMENT CONTRACTS. Section 3.17 of the Disclosure Schedule contains a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit sharing, or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or by which they are bound; all of these contracts and arrangements are in full force and effect, and neither Seller nor any other party is in default under them. There have been no claims of defaults and, to the best of Seller's knowledge there are no facts or conditions which if continued, or on notice, will result in a default under these contracts or arrangements. There is no pending or, to the best of Seller's knowledge, threatened labor dispute, strike, or work stoppage affecting the Assets or the Business.

   3.18  EMPLOYEE BENEFITS.

         a. Section 3.18 of the Disclosure Schedule lists all Employee Plans covering persons currently or formerly employed by Seller ("EMPLOYEES"). The term "EMPLOYEE PLAN" includes any pension, retirement, savings, disability, medical, dental, health, life (including, without limitation, any individual life insurance policy under which any Employee is the named insured and as to which Seller makes premium payments, whether or not Seller is the owner, beneficiary or both of such policy), death benefit, group insurance, profit-sharing, deferred compensation, stock option, bonus (including without limitation, holiday, vacation, Christmas and other bonus practices to which Seller is a party or is bound or which relate to the operation of the Business with respect to Employees), incentive, vacation pay, severance pay, or other employee benefit plan, trust arrangement, agreement, policy or commitment (including, without limitation, any employee pension benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("PENSION PLAN"), and any employee welfare benefit plan as defined in
Section 3(1) of ERISA ("WELFARE PLAN")), whether or not any of the foregoing is funded or insured and whether written or oral, which is intended to provide or does in fact provide benefits to any or all current Employee's, and (i) to which Seller is party or by which Seller (or any of the rights, properties or assets of the Company) is bound, (ii) with respect to which Seller has made any payments, contributions or commitments, or may otherwise have any liability (whether or not Seller still maintains such plan, trust, arrangement, contract, agreement, policy or commitment) or (iii) under which any current Principal, Employee or agent of Seller is a beneficiary as a result of his employment or affiliation with Seller.

         b. With respect to any Employee, Seller has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Welfare Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current, future or former Employees (including their dependents and spouses) except for limited continued medical benefit coverage for former Employees, their spouses and their other dependents as required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and Seller is in compliance in all material respects with the continued medical and other welfare benefit coverage requirements of COBRA and all other applicable laws.

         c. With respect to any Employee, Seller does not maintain, contribute to or have any material liability under (or with respect to) any Pension Plan which is a tax qualified "defined benefit plan" (as defined in Section 3(35) of ERISA) or, a tax-qualified "defined contribution plan" (as defined in Section 3(34) of ERISA), or a non-qualified deferred compensation plan for certain highly compensated or management employees whether or not terminated. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Plan or are reflected as a liability on the books of Seller and all contributions for any period ending on or before the Effective Date which are not yet due have been paid to each such Employee Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Plan which is a Welfare Plan.

         d. Seller has, with respect to all current and former Employee Plans (and all related trusts, insurance contracts and funds), at all times complied in all material respects with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "CODE") and all other applicable statutes, common law, regulations and regulatory pronouncements, or has, in the exercise of its reasonable judgment, determined that such statutes (including ERISA), common law, regulations and regulatory pronouncements were and are not applicable to Seller. Seller has not engaged in nor is it bound to enter into, any transaction with respect to any Employee Plan which would subject Seller to any material liability due to either a civil penalty assessed pursuant to
Section 502(I) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of any Employee Plan (and all related trusts, insurance contracts and funds), other than routine claims for benefits, are pending or to Seller's knowledge threatened which could result in a material adverse effect on the Business. There are not now, nor have there been, any tax-qualified retirement plans sponsored or maintained by Seller for Employees since January 1, 1975, nor are there any unfunded obligations with respect thereto. With respect to any Employee, Seller has no obligation to contribute to (or any other liability with respect to) any "multi-employer plan," as defined in the Multi-employer Pension Plan Amendments Act of 1980, and Seller has not incurred any current or potential withdrawal or termination liability as a result of a complete or partial withdrawal from any multi-employer plan or the sale of the Assets. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under the requirements of section 401(a) of the Code, the Internal Revenue Service has issued a determination letter to that effect, and such letter remains effective and has not been revoked. No unfulfilled obligation to contribute with respect to an Employee Plan exists with respect to any Employee Plan year ending on or before December 31, 1997, except as shown in the Closing Balance Sheet. There is no agreement or promise, written or oral, of Seller to the effect that any Employee Plan may not be terminated at Seller's discretion at any time, subject to applicable law. The Closing Balance Sheet reflects all accrued vacation and other benefits for Seller's employees as of the date thereof.

   3.19 REQUIRED CONSENTS AND APPROVALS. Except as set forth in Section 3.19 of the Disclosure Schedule, Seller and each of the Principals has the right, power, legal capacity, and authority to enter into, and perform their respective obligations under, this Agreement, and no approvals or consents of any persons are necessary in connection with it. The execution and delivery of this Agreement by Seller has been duly authorized by its directors in accordance with the Corporate Act and Seller's Articles of Incorporation and Bylaws. Except as set forth in Section 3.19 of the Disclosure Schedule, no Contract or other right necessary to effect the sale, delivery, transfer and conveyance of the Assets requires the consent, waiver or approval of any person or entity.

   3.20  ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in
Section 3.20 of the Disclosure Schedule, since July 31, 1998 through the Closing Date, there has not been:

         a. ADVERSE CHANGE. Any material adverse change in the financial condition, assets, liabilities, business, prospects or operations of Seller;

         b. DAMAGE. Any loss, damage or destruction, whether covered by insurance or not, affecting Seller's business or properties;

         c. INCREASE IN COMPENSATION. Any increase in the salaries, wages or other remuneration or compensation, or in any benefits payable or to become payable to any employee or agent of Seller (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

         d.   LABOR DISPUTES.  Any labor dispute or disturbance;

         e. COMMITMENTS. Any commitment or transaction by Seller (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

         f. DIVIDENDS OR DISTRIBUTIONS. Except as set forth in Section 3.20(f) of the Disclosure Schedule, any declaration, setting aside, or payment of any dividend or any other distribution in respect of Seller's Capital Stock; any redemption, purchase or any other distribution in respect of any Capital Stock of Seller, or any security relating thereto; or any other payment to any shareholder of Seller as a principal. Any liquidating or non-liquidating distribution made to any stockholder or assignee with respect to a equity interest in Seller, including any distribution made by reason of the death or retirement of a Principal, or any other payment to any stockholder or assignee of Seller as such a stockholder, officer, director or employee;

         g. DISPOSITION OF PROPERTY. Any sale, lease or other transfer or disposition of any properties or assets of Seller, except for the sale of inventory items in the ordinary course of business;

         h. INDEBTEDNESS. Any indebtedness for borrowed money incurred, assumed or guaranteed by Seller or either Principal;

         i. LIENS. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Seller or either Principal;

         j. AMENDMENT OF CONTRACTS. Any entering into, amendment or termination by Seller of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

         k. LOANS AND ADVANCES. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, manager or employee of Seller, or any stockholder, assignee or affiliate;

         l. CREDIT. Any grant of credit to any customer on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit heretofore extended, or any other change of Seller's policies or practices with respect to the granting of credit; or

         m. NO UNUSUAL EVENTS. Any other event or condition not in the ordinary course of business of Seller or either Principal.

   3.21 PRODUCT WARRANTY AND PRODUCT LIABILITY. Section 3.21 of the Disclosure Schedule contains a true, correct and complete copy of all of Seller's express, written warranties for its products and services. There have been no variations from such warranties, except as set forth in Section 3.21 of the Disclosure Schedule. Except as stated herein or provided as a matter of common or statutory law, there are no express warranties, commitments or obligations with respect to Seller's products or performance of services. Section 3.21 of the Disclosure Schedule contains (1) the estimated aggregate annual cost to Seller of performing warranty obligations for customers for the last fiscal years and the current fiscal year to the date of the September 30, 1998 balance sheet and (2) a description of all product liability claims and similar claims, actions, litigation and other proceedings relating to Seller's products or services rendered, which are presently pending or which to Seller's knowledge are threatened, or which have been asserted or commenced against Seller within the last year, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (whether or not covered by insurance). for all amounts except for Inventory, Accounts Receivable and Assumed Current Liabilities. There are no defects in Seller's products or services which would adversely affect performance of Seller's products or services or create an unusual risk of injury to persons or property. To the best knowledge of Seller and Principals, Seller's products and services have been designed or performed so as to meet and comply with all governmental standards and specifications currently in effect and have received all governmental and customer approvals necessary to allow their production or performance.

   3.22 CONTROLLING STOCKHOLDER LIST. Section 3.22 of the Disclosure Schedule sets forth a complete list of the names of all the stockholders, assignees or other persons who beneficially own an economic or voting control interest in Seller, together with the percentage interest in voting rights and in the capital, profits and losses beneficially owned by each such stockholder, assignee or other person. Each person so listed that is an individual is a competent adult and is the beneficial owner of the equity interest so listed in his or her name, with the sole right to vote, dispose of, and receive distributions with respect to such equity interest.

   3.23 ASSETS NECESSARY TO BUSINESS. The Assets include all property and assets, tangible and intangible, and all leases, licenses and other agreements, which are reasonably necessary to permit Purchaser to carry on, or currently use or hold for use in, the Business as presently conducted.

   3.24  CONTRACTS AND COMMITMENTS.

         a. REAL PROPERTY LEASES. Except as set forth in Section 3.24(a) of the Disclosure Schedule, Seller does not have any leases of real property.

         b. PERSONAL PROPERTY LEASES. Except as set forth in Section 3.24(b) of the Disclosure Schedule, Seller does not have any leases of personal property.

         c. PURCHASE COMMITMENTS. Seller does not have any purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of three (3) months normal usage or which are at an excessive price.

         d. SALES COMMITMENTS. Except as set forth in Section 3.24(d) of the Disclosure Schedule, Seller does not have any sales contracts or commitments to customers which aggregate in excess of $50,000 to any one customer (or group of affiliated customers). Seller does not have any sales contracts or commitments, except those made in the ordinary course of business, at arm's length, and no such contract or commitment is for a sales price which would result in a loss of more than $1,000 (determined on a gross profit margin basis) to Seller.

         e. CONTRACTS WITH AFFILIATES AND CERTAIN OTHERS. Except as set forth in Section 3.24(c) of the Disclosure Schedule, Seller does not have any agreement, understanding, contract or commitment (written or oral) with any affiliate or any other manager, director, officer, employee, agent, or consultant that is not cancelable by Seller on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

         f. POWERS OF ATTORNEY. Neither Seller nor either Principal has given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

         g. COLLECTIVE BARGAINING AGREEMENTS. Seller is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

         h. LOAN AGREEMENTS. Except as set forth in Section 3.24(h) of the Disclosure Schedule, Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

         i    GUARANTEES. Neither Seller nor either Principal has guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

         j. CONTRACTS SUBJECT TO RENEGOTIATION. Seller is not a party to any contract with any governmental body which is subject to renegotiation.

         k. BURDENSOME OR RESTRICTIVE AGREEMENTS. Except as shown on Section 3.24(k) of the Disclosure Schedule, Seller is not a party to nor is either bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of the Business. Without limiting the generality of the foregoing, and except as shown on Section 3.24(k) of the Disclosure Schedule, neither Seller nor either Principal is a party to nor is either of them bound by any agreement requiring Seller or either Principal to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Seller or either Principal from competing in any business or geographical area or soliciting customers or otherwise restricting the Business from carrying on its business anywhere in the world.

         l. OTHER MATERIAL CONTRACTS. Seller has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $25,000 or involving performance over a period of more than three months, or which is otherwise individually material to the operations of Seller, except as explicitly described in Section 3.24(l) of the Disclosure Schedule.

         m. NO DEFAULT. Neither Seller nor either Principal is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's or either Principal's obligations or result in the creation of any lien on any of the assets owned, used or occupied by Seller or either Principal. Based on Seller's best knowledge or what Seller reasonably should know, no third party is in default under any lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser makes the following representations and warranties to Seller and Principals, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter by Seller or any notice to Seller, and shall survive the Closing of the transactions provided for herein.

   4.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power to own and operate its properties and assets, and to carry on its business as conducted and possesses all licenses, franchises, rights and privileges necessary for the conduct of its business. Purchaser is qualified to do business in all jurisdictions in which such qualification is required.

   4.2 CORPORATE POWER; AUTHORIZATION. Purchaser has all requisite legal and corporate power and authority to enter into this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. All corporate action on the part of Purchaser and all action on the part of its shareholders, officers and directors necessary for the authorization, execution and delivery of this Agreement and the Exhibits by Purchaser and for the performance of Purchaser's obligations hereunder has been taken, and this Agreement and the Exhibits, when duly executed and delivered, shall constitute the legal and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

   4.3 NO BREACH, ETC. The execution and delivery of this Agreement b Purchaser and all documents to be executed by Purchaser in connection with the transactions contemplated hereby do not, and the performance and consummation by Purchaser of the transactions contemplated by this Agreement and the Exhibits will not, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination, forfeiture or lien under) any terms or provisions of Purchaser's Certificate of Incorporation or Bylaws or similar charter documents, each as amended, or any statute, rule, regulation, judicial or governmental decree, order or judgment, or any agreement, lease or other instrument, to which Purchaser is a party or by which its assets are bound.

   4.4 COMMITMENT OF FINANCING. Purchaser has accepted a binding commitment for financing necessary for the transactions contemplated hereunder from an established financial institution, a copy of which has been provided to Seller.

5.       FURTHER COVENANTS OF SELLER AND PRINCIPALS

   Seller and Principals covenant and agree as follows:

   5.1 ACCESS TO INFORMATION AND RECORDS. During the period prior to the Closing, Seller shall give Purchaser, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Seller for the purpose of such inspection, investigation and testing as Purchaser deems appropriate (and Seller shall furnish or cause to be furnished to Purchaser and its representatives all information with respect to the business and affairs of Seller as Purchaser may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Purchaser reasonably desires; and (iii) with the prior consent of Seller to the nature of any questions to be asked by Purchaser, which consents shall not be unreasonably withheld, in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Seller.

   5.2 CONDUCT OF BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, except as otherwise approved in writing by the Purchaser.

         a. NO CHANGES. Seller will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

         b. MAINTAIN ORGANIZATION. Seller will take such action as may be reasonably necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Seller and will use its best efforts to preserve the business organization of Seller intact, to keep available to Purchaser the present officers and employees, and to preserve for Purchaser its present relationships with suppliers and customers and others having business relationships with Seller.

         c. NO BREACH. Seller and Principals will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Seller and/or the Principals herein, or which would have required disclosure on Schedule 3.20 of the Disclosure Schedule had it occurred after the date of the July Balance Sheet and prior to the date of this Agreement.

         d. NO MATERIAL CONTRACT. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of assets (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller, except contracts, commitments, purchases or sales which (i) are (A) contracts or commitments for the purchase of, and purchases of, raw materials and supplies made in the ordinary course of business and consistent with past practice, (B) contracts or commitments for the sale of, and sales of, product or inventory in the ordinary course of business and consistent with past practice, or (C) other contracts, commitments, purchases or sales in the ordinary course of business and consistent with past practice, and (ii) are not material to the Seller (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

         e. NO CORPORATE CHANGES. Seller shall not amend its Articles of Incorporation or Bylaws or other constituent documents, make any changes in authorized or issued capital stock, or take or commence the taking of any action with respect to the dissolution, liquidation or winding up of the Seller.

         f. MAINTENANCE OF INSURANCE. Seller shall maintain all of the insurance in effect as of the date hereof.

         g. MAINTENANCE OF PROPERTY. Seller shall use, operate, maintain and repair all property of Seller in a normal business manner.

         h. INTERIM FINANCIALS. Seller will provide Purchaser with interim monthly financial statements and other management reports as and when they are available.

         i. NO NEGOTIATIONS. Neither Seller nor any Principal will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective purchaser, commence, or conduct ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Seller, Seller's assets or business or any part thereof or any equity securities of Seller (an "acquisition proposal"), and Seller and Principals shall immediately advise Purchaser of the receipt of any acquisition proposal.

   5.3 CHANGE OF CORPORATE NAME. Concurrently with the Closing, Seller shall change its corporate name to a new name bearing no resemblance to its present name so as to permit the use of its present name by Purchaser.

   5.4 CONSENTS. Seller and Principals will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby, including, without limitation, the consent of each lessor of real or personal property leased by Seller under leases being assumed by Purchaser herein to assignment of the lessee's interest under the lease of such property to Purchaser. All such consents shall be in writing and executed counterparts thereof shall be delivered to Purchaser promptly after Seller's receipt thereof but in no event later than two business days prior to the Closing.

   5.5 OTHER ACTION. Seller and Principals shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to their obligations to consummate the transactions contemplated in this Agreement.

   5.6 DISCLOSURE. Seller and Principals shall have a continuing obligation to promptly notify Purchaser in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

   5.7 NON-COMPETITION AGREEMENTS. Prior to the Closing Date, Purchaser and Seller shall determine which of Seller's key employees ("KEY EMPLOYEES") will be required to execute Non-Competition Agreement in the form attached hereto as Exhibit J.

6.       CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

   Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

   6.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Seller and Principals in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Purchaser.

   6.2 COMPLIANCE WITH AGREEMENT. Seller and Principals shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 8.

   6.3 ABSENCE OF SUIT. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Purchaser, Seller or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

   6.4 CONSENTS AND APPROVALS. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Purchaser. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of an Assumed Contract which is not (and is not required to be) disclosed in the Disclosure Schedule shall not be a condition to Purchaser's obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of Seller's sales or expenditures. After the Closing, Seller and Principals will continue to use their best effects to obtain any such consents or approvals, and, except as herein specifically provided, neither Seller nor any Principal shall hereby be relieved of any liability hereunder for failure to perform any of their respective covenants or for the inaccuracy of any representation or warranty.

   6.5 ENVIRONMENTAL AUDIT. The results of any environmental audit shall not have disclosed any past or present condition, process or practice with respect to Seller or any property owned, occupied or operated by Seller which is not in full compliance with all applicable Environmental Laws, if a reasonable estimate by Purchaser of the cost of remediation, or the potential liability to third persons (including statutory liability) arising from such condition, process or practice, or the cost of bringing Seller or such property into full compliance with all applicable Environmental Laws, would exceed $10,000 in the aggregate with respect to all matters described in this Section.

   6.6 DUE DILIGENCE. Purchaser shall be satisfied with the results of its investigation of the customers and suppliers of Seller.

   6.7 EMPLOYEES. Purchaser shall be satisfied with the number and type of employees who agree to accept employment with Purchaser after the Closing.

7.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

   Each and every obligation of Seller and Principals to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

   7.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

   7.2 COMPLIANCE WITH AGREEMENT. Purchaser shall have in all material respects performed and complied with all of Purchaser's agreements and obligations under this Agreement which are to be performed or complied with by Purchaser prior to or on the Closing Date.

   7.3 ABSENCE OF SUIT. No action, suit or proceeding before any court or any governmental authority shall have been commenced or threatened, and no investigation by any governmental or regulating authority shall have been commenced, against Purchaser, Seller or any of the affiliates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with, or imposing any condition on, any such transactions.

8.       CLOSING.

   8.1   TIME AND PLACE. The Closing shall be held as contemplated by Section 2.

   8.2 ACTIONS AT CLOSING. At the Closing, in order to consummate the transactions contemplated by this Agreement, each of the following actions shall occur:

         a. AGREEMENT EXECUTED BY BOTH PARTIES. If not already completed, each party shall duly execute and deliver to the other party this Agreement.

         b. PERFORMANCE BY PURCHASER. At the Closing, Purchaser shall duly execute (where applicable) and deliver, or cause to be executed and delivered, to Seller the following:

              (1) The Cash Delivery by wire transfer to those accounts designated by Seller (including, without limitation, wire transfers necessary to pay the liabilities contemplated below);

              (2) An agreement providing for Purchaser to engage Richard Bellows as a consultant after the Closing (the "CONSULTING AGREEMENT") in the form attached hereto as Exhibit K;

              (3)   The Operating Lease;

              (4)   The Option Agreement;

              (5)   The Stock Agreement;

              (6) An opinion of Davis, Graham & Stubbs, LLP, counsel to Purchaser, in the form attached hereto as Exhibit L;

              (7)   The Purchase Stock; and

              (8) Satisfactory evidence of any approval of any regulatory authorities whose approvals to the transactions contemplated by this Agreement are required by law.

              (9) A certified copy of resolutions of Purchaser's Board approving the transactions contemplated by this Agreement as required by applicable law, Purchaser's Certificate of Incorporation and Bylaws, or any other applicable instrument;

              (10) Such other evidence of the performance of all covenants required of Purchaser by this Agreement at or before the Closing, as Seller or its counsel may reasonably require.

         c. PERFORMANCE BY SELLER. At the Closing, Seller and/or either or both Principal shall duly execute and deliver, or cause to be executed and delivered, to Purchaser the following:

              (1)   The Bill of Sale and Assumption Agreement;

              (2) The Non-Competition Agreements of Randy Orr and other key employees (the "KEY EMPLOYEES") in the form attached hereto as Exhibit J;

              (3) The Proprietary Information Agreement in the form attached hereto as Exhibit M, which shall be executed by all employees subsequently employed by Purchaser, or produce originally executed Confidential Information Agreements, in the form provided to Purchaser, for all employees subsequently employed by Purchaser;

              (4)   The Operating Lease;

              (5)   The Option Agreement;

              (6)   The Stock Agreement;

              (7) Evidence satisfactory to Purchaser in its reasonable discretion, that as of the Closing all of Seller's liabilities and accrued obligations have been fully paid, other than those payroll and employee benefit obligations to be paid within fourteen (14) days after Closing, and Assumed Current Liabilities and which are set forth on the Closing Balance Sheet, and that all liens, mortgages or other security interests relating to those liabilities and obligations have been released;

              (8)   The waivers, consents and approvals contemplated by
Section 1.8 above that Seller has obtained as of the Closing;

              (9) An opinion of Dwyer, Huddleson & Ray, P.C., counsel to Seller, in the form attached hereto as Exhibit N;

              (10) Satisfactory evidence of any approval of any regulatory authorities whose approvals are required by law;

              (11) A certified copy of resolutions of Seller's Board, stockholders approving the transactions contemplated by this Agreement as required by applicable law, Seller's Articles of Incorporation and Bylaws, or any other applicable instrument;

              (12)  Certificate of Good Standing of Seller; and

              (13) Such other evidence of the performance of all covenants required of Seller by this Agreement at or before the Closing, as Purchaser or its counsel may reasonably require.

         d. By closing the transactions contemplated by this Agreement, each party acknowledges that all deliveries required in this Section 8.2 have been received; other than any deliveries permitted after the Closing, including, without limitation, any consents, waivers or other approvals contemplated in
Section 1.8.

9.       POST-CLOSING MATTERS.

   9.1 USE OF SELLER'S NAME. At the Closing, Seller shall assign all its rights and interest in the names "Precision Machined Products" and "Precision

Machined Products, Inc." along with all of Seller's other trademarks or trade names, to Purchaser. Following Closing, neither Seller nor any affiliate shall, without the prior written consent of Purchaser, make any use of the name "Precision Machined Products, Inc.," "Precision Machined Products" or any of Seller's other trademarks or trade names, or any other trade name or trademark confusingly similar thereto, except as may be necessary for Seller to pay its liabilities, prepare tax returns and other reports and to otherwise windup and conclude its business.

   9.2 SALES TAX MATTERS. As soon as reasonably practicable following the Closing, Seller and Purchaser shall timely file with the appropriate governmental authority all state and local transfer, sales and use tax returns and shall make all other filings which may be required in connection with the transactions contemplated hereby.

   9.3 FINDERS FEES; PAYMENTS. Each party agrees to pay its own broker or finders' fees in connection with any of the transactions contemplated by this Agreement. Each party represents and warrants to the other that neither it, nor any of its managers, officers, directors, employees, shareholders, assignees or agents, have retained, employed or used any broker or other finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation of this Agreement. Seller and Purchaser further agree to indemnify, defend and hold harmless the other from against any loss, liability, damage, cost claim, or expense, including, without limitation, reasonable attorneys' fees, incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

   9.4 SEC FILINGS. Seller shall provide reasonable assistance to Purchaser, at Purchaser's sole cost and expense, in furnishing reasonable financial data relating to the Assets for inclusion in connection with a filing by the Purchaser of Form 8-K with the Securities and Exchange Commission ("SEC"), if required, during a period of sixty (60) days following the Closing. Such assistance shall include furnishing financial data to Purchaser's independent auditors.

   9.5 RIGHT OF ACCESS. For a period of five (5) years after the Closing Date, the Principals shall have access to the financial records and statements of the Seller for the period prior to the Closing Date and have the right to copy such documents as may be necessary to prepare any required tax or regulatory filings, or respond to any audits or similar inquiries.

   9.6 ACCOUNTS RECEIVABLE. Seller guarantees that all Accounts Receivable, as defined in Exhibit A attached hereto shall be collected by Purchaser. In the event some Accounts Receivable are not collected within sixty (60) days of the Closing, Seller shall pay to Purchaser such amount not collected. Purchaser shall then assign back that specific Accounts Receivable so that Seller may attempt to collect such amount from the customer. Purchaser makes no representation or guarantees regarding any Accounts Receivable assigned back to Seller.

10.      INDEMNIFICATION.

   10.1 INDEMNIFICATION OF PURCHASER. Notwithstanding any investigation of the business, financial condition, prospects or assets of Seller and Principals made by or on behalf of Purchaser prior to the Closing, Seller and Principals shall, jointly and severally, indemnify, defend and hold harmless Purchaser and its respective officers, directors, employees, control persons, advisors and agents from and against all damages, losses (including, without limitation, with respect to clause (c) hereof, lost profits), expenses and liabilities (including reasonable attorneys' fees) whether or not involving a

Third Party Claim (the foregoing are referred to collectively as "DAMAGES") relating to or arising out of or in connection with (a) any breach of warranty or covenant or any inaccurate, incomplete or erroneous representation of Seller or Principals contained in or made pursuant to this Agreement or in any schedule, exhibit, agreement, document, certificate, list or other instrument executed and delivered pursuant hereto or in connection with the transactions contemplated hereby; (b) any damages arising from a claim of or against Seller, the assets or the Business not specifically assumed by Purchaser pursuant hereto; or (c) any Damages arising from or in connection with the one-half of Transfer Taxes, manufacture, sale, delivery, operation or breach of warranty of any products manufactured or sold before the Closing. Purchaser's right to receive Damages under this Section 10.1 shall be limited to $1,500,000 and notice of any such Damages must be made within eighteen (18) months of the Closing Date, except for any Damages arising from claims relating to title of assets held by Seller, amounts of existing indebtedness or taxes of Seller, which shall not be subject to any dollar or time restrictions, and except for environmental claims relating to Seller's business, of which Seller must be notified within five years of the Closing Date, unless Purchaser exercises its option pursuant to the Option Agreement, then such notification period is extended an additional five years.

   10.2 INDEMNIFICATION OF SELLER. Notwithstanding any investigation of the business, financial condition, prospects or assets of Purchaser made by or on behalf of Seller prior to the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its respective officers, managers, employees, control persons, advisors and agents from and against all Damages relating to or arising out of or in connection with any breach of warranty or covenant or any inaccurate, incomplete or erroneous representation of Purchaser contained in this Agreement or in any schedule, exhibit, agreement, certificate, list or other instrument delivered pursuant hereto.

11.      INDEMNIFICATION PROCEDURES.

   11.1 NOTICE. In the event Purchaser, Seller or their respective officers, directors, managers, employees, control persons, advisors and agents (each individually the "INDEMNIFIED PARTY") seeks indemnification or defense under
Section 10 above, the Indemnified Party shall give the party from whom indemnification is requested (the "INDEMNIFYING PARTY") written notice as promptly as practicable after the Indemnified Party has received notice or obtains knowledge of the matter that has given or could give rise to a right of indemnification or defense under this Agreement. Such notice shall state the amount of losses, if any, and the method of computation thereof, all with reasonable specificity and shall contain a reference to the provisions of this Agreement with respect to which such right of indemnification or defense is claimed.

   11.2 THIRD PARTY CLAIMS. With respect to any Damages to which the indemnity or defense obligations of Section 10 apply and which arise from any third party claim (a "THIRD PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice as promptly as practicable after receiving notice of any Third Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any losses that may result from any Third Party Claim (subject to the limitations set forth in this Section 11), then the

Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (subject to the consent of the Indemnified party, not to be unreasonably withheld or delayed) upon giving written notice of its intention to do so to the Indemnified Party. In such case, the Indemnified Party shall be permitted, at its option, to participate in the defense of any such Third Party Claim with counsel of its own choosing and at its own expense; provided, however, that the Indemnified Party shall have the right at the Indemnifying Party's expense, to, at its option, have separate counsel if, in the reasonable judgment of the Indemnified Party upon advice of outside counsel, representation of both the Indemnified Party and the Indemnifying Party by the Indemnifying Party's counsel would be inappropriate due to an actual or potential conflict of interest between such parties, or if any such claim involves a matter which could have a material adverse effect upon the Business. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought hereunder. If the Indemnifying Party does not elect to assume and control the defense of such Third Party Claim, then the Indemnified Party may, at its option, elect to assume and control such defense at the reasonable expense of the Indemnifying Party and through counsel of the Indemnified Party's choice. If the Indemnifying Party exercises its right to undertake the defense of any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party and make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control as is reasonably requested by the Indemnifying Party. Similarly, if the Indemnified Party rightfully undertakes the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and make available to it all such records, materials and information in the Indemnifying Party's possession or under its control relating thereto as is reasonably requested by the Indemnified Party. No Third Party Claim may be settled by the Indemnifying Party or the Indemnified Party without the written consent, not to be unreasonably withheld or delayed, of the other party; provided, however, that if such settlement involves the payment of money only and, by the payment of that money, the Indemnified Party is fully indemnified and the Indemnified Party refuses to consent thereto, the Indemnifying Party shall cease to be obligated with respect to such Third Party Claim. In no event will either party conduct the defense of any Third Party Claim in a manner that will unreasonably detract from or otherwise interfere with or disrupt the other party's business or customers.

   11.3 OTHER CLAIMS. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

   11.4 CALCULATION OF LOSSES. The parties shall make appropriate adjustments for the proceeds of any insurance coverage of, or any other form of cost recovery obtained by, the Indemnified Party in determining the amount of Damages for purposes of Section 10, provided that the indemnifiable Damages shall then be increased by any additional expense or liability associated with the obtaining of benefits under such coverage, to the extent of and as a result of such Damages.

   11.5 NONEXCLUSIVITY OF INDEMNIFICATION REMEDIES. The indemnification remedies and other remedies in Sections 10 and 11 hereof shall not be deemed to be exclusive. Accordingly, the exercise by any person of any of its rights under Sections 10 and 11 hereof shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such person may be entitled to exercise, whether under this

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

Agreement, under any other contract, under any statute, rule or other legal requirement, at common law, in equity or otherwise.

   11.6 MINIMUM DAMAGES. No party shall have any obligation or liability to any other party under Section 10 and 11 hereof until the aggregate amount of all Damages for which the Indemnified Party seeks or claims defense or indemnification pursuant to Section 11 (the "INDEMNIFIED DAMAGES") exceeds a threshold of $50,000. Once an Indemnified Party's Indemnified Damages meet or exceed $50,000, such party may seek or claim defense or indemnification for the full amount of Indemnified Damages, less $10,000.

12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Seller and Purchaser under this Agreement in connection with the transactions contemplated hereby or in any schedule, exhibit, agreement, certificate, list or other instrument delivered pursuant hereto shall survive the Closing and any investigation made at any time with respect thereto.

13.      CONFIDENTIALITY PROVISIONS.

   13.1 OBLIGATION. Prior to the Closing, the terms of Section 21 of the Letter of Intent, dated October 9, 1998 by and between the Purchaser and Seller (the "LETTER OF INTENT"), shall be in full force and effect. Seller and Principal agree that upon the Closing Date all of the Assets shall be the sole and exclusive property of Purchaser and any Confidential Information (as defined below) relating to the Assets shall comprise a special, valuable and unique asset of Purchaser's business, and that the confidentiality and restricted use of such Confidential Information is an integral part of its ascribed value. Seller and Principal shall use all reasonable efforts, not less than those used to maintain the confidentiality of their own confidential information, not to disclose or use such information after the date of this Agreement. For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean (a) any information, know-how, data, process, technique, design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, business plan, servicing, financial or personnel matter relating to the Assets, the Business, Purchaser, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form; and (b) any information disclosed to Seller by any third party which Seller is obligated to treat as confidential or proprietary, including all whole or partial copies and versions thereof occurring in any form which satisfies the terms and conditions of this
Section 13.1.

   13. EXCLUSIONS. Confidential Information shall not include and Seller shall not be obligated to hold in confidence any information which (i) is or becomes public knowledge without breach of this Agreement, or (ii) which is or becomes publicly available without a confidentiality restriction and without breach of this Agreement from a source other than Purchaser.

   13.3 REMEDIES. Seller acknowledges that disclosure or use of any Confidential Information prior to or after the Closing Date in a manner inconsistent with this Section 10 or any other provision of this Agreement will cause Purchaser irreparable injury which may not be adequately compensated by damages. Accordingly, in addition to all other remedies that Purchaser may have hereunder Purchaser shall have the right to equitable and injunctive relief to prevent the unauthorized use or disclosure of any such Confidential Information and the right to such damages (including without

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

limitation, court costs and reasonable attorneys' fees) as are occasioned by such unauthorized use or disclosure.

14. ENTIRE AGREEMENT AND AMENDMENTS; SECTION HEADINGS. This Agreement, including the Exhibits and schedules referred to herein, which are incorporated herein and made a part hereof, contains the final complete and exclusive understanding of the parties hereto with respect to the subject matter contained herein and may be amended or terminated only by a written instrument executed by Seller and Purchaser or their respective successors or assigns. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth herein. Any representations, promises warranties, covenants or undertakings prior to the Closing, including the Letter of Intent, except for Section 21 of the same, are hereby merged into this Agreement. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto; provided, however, that neither this Agreement nor any rights or obligations accruing hereunder may be assigned or is assignable by Seller or Purchaser, or may be delegated or is delegable, and any attempted assignment or delegation shall be null and void.

17. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado without regard to its choice-of or conflict-of-laws rules and venue for any action to enforce or interpret this Agreement shall be in a court of competent jurisdiction located in the State of Colorado and each of the parties consents to the jurisdiction of such court in any such action or proceeding and waives any objection to venue laid therein.

18. EXPENSES. Each party shall be responsible for its own fees and expenses, including fees and expenses of legal counsel and/or accountants, incurred in connection with the negotiation and preparation of this Agreement, the associated documents and the consummation of the transactions contemplated hereby and thereby.

19. EQUITABLE RELIEF. Each party further acknowledges that any breach of warranty or covenant or any other provision of this Agreement will cause the other party irreparable injury which may not be adequately compensated by damages. Accordingly, in addition to all other remedies that a party may have hereunder, each party shall have the right to equitable and injunctive relief, including the right to request specific performance of the other party's obligations hereunder.

20. "KNOWLEDGE" DEFINITION. As used herein, the expressions "knowledge," "best of knowledge," "aware" or similar expressions include only the actual knowledge of an individual or, in the case of Seller or Purchaser, the named individuals listed below and the knowledge any of them should reasonably have by virtue of his or her position, authority, responsibilities and activities, including all such information as is in the files under the control or sued by such individual. When such terms are used in connection with the knowledge of Seller, such knowledge shall mean the

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

knowledge of Richard B. Bellows and Michelle L. Bellows. When such terms are used in connection with the knowledge of Purchaser such knowledge shall mean the knowledge of Joseph Allwein, Richard Santa and Mark Jarman.

21. FURTHER ASSURANCES. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

22. NOTICES. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed as follows:

   If to the Purchaser:  Dynamic Materials Corporation
                         551 Aspen Ridge Drive
                         Lafayette, Colorado  80026
                         Attn:  Richard Santa, Chief Financial Officer
                         Fax:  303/604-1897

   With a copy to:       Davis, Graham & Stubbs LLP
                         Suite 4700
                         370 Seventeenth Street
                         Denver, Colorado  80202
                         Attn.: Jacqueline Studer
                         Fax:  303/892-7400

   If to Seller:         Precision Machined Products, Inc.
                         2112 Brookwood Drive
                         Fort Collins, Colorado 80525
                         Attn.: Richard Bellows

   With a copy to:       Dwyer, Huddleson & Ray, P.C.
                         215 West Oak Street, 10th Floor
                         Fort Collins, CO 80521
                         Attn.: David E. Dwyer
                         Fax: 303/482-3840

   Notice shall be deemed received upon the earliest of actual receipt, confirmed facsimile or three (3) business days following mailing pursuant to this Section.

23. SEVERABILITY AND WAIVER. In the event that any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect. Any waiver (express or implied) by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

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

24. PUBLIC ANNOUNCEMENTS. Purchaser and Seller shall consult upon the substance of any and all press releases, publicity statements and other communications to the public or to vendors and customers of Seller with respect to this Agreement and the transactions contemplated hereby. However, prior to Closing, neither party shall not at any time make any such communication without the consent of the other, including, without limitation, any information that discloses the Purchase Price or the magnitude of the same.

25. THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall be construed to create any rights in any of Seller's or Purchaser's employees or in any other person as a third party beneficiary or otherwise.

26. PRONOUNS. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine or neuter gender, as the context requires.

27. ATTORNEYS' FEES. Should any litigation or arbitration occur between the parties to this Agreement respecting or arising out of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in connection therewith, including, without limitation, any attorneys' fees incurred after a judgment has been rendered by a court of competent jurisdiction.

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

   IN WITNESS WHEREOF, the parties hereto have fully executed this Agreement as of the date first written above.


                                       PURCHASER:

                                       DYNAMIC MATERIALS CORPORATION


                                        /s/ JOSEPH P. ALLWEIN
                                       -----------------------------------------
                                       Joseph P. Allwein
                                       President and Chief Executive Officer

                                       SELLER:

                                       PRECISION MACHINED PRODUCTS, INC.


                                        /s/ RICHARD B. BELLOWS
                                       -----------------------------------------
                                       Richard B. Bellows
                                       President

                                       PRINCIPALS:


                                        /s/ RICHARD B. BELLOWS
                                       -----------------------------------------
                                       Richard B. Bellows


                                        /s/ MICHELLE L. BELLOWS
                                       -----------------------------------------
                                       Michelle L. Bellows

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